Exhibit 4.53

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of preferred units of Targa Resources Partners LP (the “Partnership”, “we,” “us,” and “our”) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”). References to our “general partner” refer to Targa Resources GP LLC, our general partner.

Series A Preferred Units

Our 9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) entitle the holders thereof to receive cumulative cash distributions when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose. The Series A Preferred Units are fully paid and nonassessable. Subject to the matters described under “Liquidation Rights,” each Series A Preferred Unit generally has a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared.

The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for redemption at a particular date. As such, the Series A Preferred Units rank junior to all of our existing and future indebtedness (including (i) indebtedness outstanding under our senior secured credit facility, (ii) our senior notes and (iii) indebtedness outstanding under our securitization facility) and other liabilities with respect to assets available to satisfy claims against us. The rights of holders of Series A Preferred Units to receive the liquidation preference are subject to the proportional rights of holders of any class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of non-liquidating distributions (the “Parity Securities”).

All of the Series A Preferred Units are represented by one or more certificates issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us)  (the “Depositary”) and registered in the name of its nominee and, so long as a Depositary has been appointed and is serving, no person acquiring Series A Preferred Units is entitled to receive a certificate representing such units unless applicable law otherwise requires or the Depositary gives notice of its intention to resign or is no longer eligible to act as such and a successor is not appointed within 60 days thereafter.

Except as described below in “Change of Control — Change of Control Rights,” the Series A Preferred Units are not convertible into our common units or any other securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series A Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units will be subject to redemption, in whole or in part, at our option commencing on November 1, 2020. Please read “Redemption.”

We have appointed Computershare Trust Company, N.A. as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Transfer Agent”) for the Series A Preferred Units. The address of the Paying Agent and the Transfer Agent is P.O. Box 43010, Providence, Rhode Island 02940-3010.

The Series A Preferred Units are listed on the New York Stock Exchange under the symbol “NGLS/PA.” As of February 20, 2020, we had 5,000,000 Series A Preferred Units issued and outstanding.

Ranking

The Series A Preferred Units, with respect to anticipated monthly distributions, rank:

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senior to our common units and to each other class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior to or pari passu with the Series A Preferred Units as to the payment of nonliquidating distributions (the “Junior Securities”);

•	pari passu with any Parity Securities;
•

junior to all of our existing and future indebtedness (including (i) indebtedness outstanding under our senior secured credit facility, (ii) our existing senior notes and (iii) indebtedness outstanding under our securitization facility) and other liabilities with respect to assets available to satisfy claims against us; and

•

junior to each other class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is expressly made senior to the Series A Preferred Units as to the payment of nonliquidating distributions (the “Senior Securities”).

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. The board of directors of our general partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The board of directors of our general partner will also determine the number of units constituting each series of securities. Our ability to issue any Parity Securities in certain circumstances or Senior Securities is limited as described under “Voting Rights.”

Change of Control

Redemption upon a Change of Control

Upon a Change of Control (as defined under our Partnership Agreement), we (or a third party with our prior written consent) may, within 120 days after the first date on which such Change of Control occurred, subject to applicable law, redeem the Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose, by paying $25.00 per Series A Preferred Unit, plus all accumulated and unpaid distributions (whether or not such distributions will have been declared) to the redemption date. If, prior to the Change of Control Conversion Date (as defined below), we exercise (or a third party with our prior written consent exercises) these redemption rights described in the immediately preceding sentence or as described below under “Redemption” by giving written notice of redemption, holders of the Series A Preferred Units that we have (or a third party with our prior written consent has) elected to redeem will not have the conversion right described below under “—Change of Control Rights.” Any such redemption by the Partnership will be subject to compliance with the provisions of our senior secured credit facility, the indentures governing our outstanding senior notes and any other agreements governing our future or existing outstanding indebtedness.

Any such redemption will be subject to the redemption procedures described below under “Redemption—Redemption Procedures.”

Change of Control Rights

Upon the occurrence of a Change of Control that occurs while Series A Preferred Units are outstanding, each holder of Series A Preferred Units will have the right to convert (a “Series A Change of Control Conversion”) such number of Series A Preferred Units held by such holder on the Change of Control Conversion Date (as defined below) as such holder may elect into a number of our common units per Series A Preferred Unit to be converted (such number of common units, the “Common Unit Conversion Consideration”) equal to, subject to certain adjustments pursuant to our Partnership Agreement, the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Unit distribution payment and prior to the corresponding Series A Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the average of the closing prices for our common units on the National Securities Exchange (as defined below) on which our common units are then listed or admitted to trading for the ten consecutive trading days ending with the trading day immediately preceding the Change of Control Conversion Date, and

•	1.54607 (the “Unit Cap”).

The Unit Cap is subject to pro rata adjustments for any unit splits (including those effected pursuant to a distribution of our common units), subdivisions or combinations, in each case referred to as a “Unit Split,” with respect to our common units. The adjusted Unit Cap as the result of a Unit Split will be the number of our common units that is equal to the product obtained by multiplying (i) the Unit Cap in effect immediately prior to the Unit Split by (ii) a fraction, (a) the numerator of which is the number of our common units outstanding after giving effect to the Unit Split and (b) the denominator of which is the number of our common units outstanding immediately prior to the Unit Split.

In the case of a Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series A Preferred Units electing to participate in the Series A Change of Control Conversion will receive upon conversion of the Series A Preferred Units elected by such holder the kind and amount of such consideration on a per unit basis which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of common units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of our common units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the holders of Series A Preferred Units electing to participate in the Series A Change of Control Conversion will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional units will be issued upon the conversion of the Series A Preferred Units. Instead, we will pay the cash value of such fractional units.

However, if prior to the Change of Control Conversion Date, we provide (or, if applicable, a third party with our prior written consent provides) notice of our (or its) election to redeem Series A Preferred Units as described under “Redemption—Optional Redemption” or “Change of Control—Redemption upon a Change of Control”, holders of Series A Preferred Units will not have any right to convert the Series A Preferred Units that we have (or a third party with our prior written consent has) elected to redeem, and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Within 30 days following the occurrence of a Change of Control, we (or a third party with our prior written consent) will provide to holders of Series A Preferred Units a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (as defined below) and states the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the Change of Control Conversion Date;
•	the last date on which the holders of Series A Preferred Units may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Unit Conversion Consideration;
•

that if prior to the Change of Control Conversion Date, we provide (or, if applicable, a third party with our prior written consent provides) notice of our (or its) election to redeem Series A Preferred Units, holders of Series A Preferred Units will not have any right to convert the Series A Preferred Units that we have (or a third party with our prior written consent has) elected to redeem, and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Unit;
•	the name and address of the Paying Agent; and

•	the procedures that the holders of Series A Preferred Units must follow to exercise the Change of Control Conversion Right.

We (or a third party with our prior written consent) will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on our website, in any event prior to the opening of business on the first Business Day (as defined below) following any date on which we provide (or a third party with our prior written consent provides) the notice described above to the holders of Series A Preferred Units.

Each holder of Series A Preferred Units electing to participate in the Series A Change of Control Conversion will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify us in writing of the number of Series A Preferred Units held by such holder on the Change of Control Conversion Date that such holder elects to be converted in the Series A Change of Control Conversion and otherwise to comply with any applicable procedures of the Depositary for effecting the conversion. The failure of any holder of Series A Preferred Units to timely deliver a written notice in accordance with the immediately preceding sentence (or the delivery by a holder of Series A Preferred Units of a timely notice of exercise for only a portion, but not all, of the Series A Preferred Units held by such holder) will constitute an election by such holder to not participate in the Series A Change of Control Conversion (or to not participate in the Series A Change of Control Conversion as to the portion of the Series A Preferred Units held by such holder as to which a timely notice of exercise was not delivered).

Upon conversion, the rights of such participating holder as a holder of the Series A Preferred Units will cease with respect to such converted Series A Preferred Units, and such person will continue to be a partner and have the rights of a holder of common units under our Partnership Agreement. Each Series A Preferred Unit will, upon its Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, us in exchange for the issuance of the common units upon such conversion.

We will comply with all applicable securities laws regulating the offer and delivery of any common units issued upon such conversion and, if our common units are then listed or quoted on a National Securities Exchange or other market, will list or cause to have quoted and keep listed and quoted such common units to the extent permitted or required by the rules of such exchange or market.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas will not be recognized as such.

“Change of Control Conversion Right” means the right of a holder of Series A Preferred Units to convert some or all of the Series A Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series A Preferred Unit pursuant to the conversion provisions in our Partnership Agreement.

“Change of Control Conversion Date” means the date fixed by our general partner, in its sole discretion, as the date the Series A Preferred Units are to be converted into our common units. Such Change of Control Conversion Date will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series A Preferred Units.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934.

Liquidation Rights

We will liquidate in accordance with capital accounts. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs. The holders of outstanding Series A Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit. If the amount of our gross income and gain available to be specially allocated to the Series A Preferred Units is not sufficient to cause the capital account of a Series A Preferred Unit to equal the liquidation preference of a Series A Preferred Unit, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series A Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of holders of Series A Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Voting Rights

The Series A Preferred Units will have no voting, consent or approval rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding Series A Preferred Units, voting as a single class, no amendment to our Partnership Agreement may be adopted that would have a material adverse effect on the existing preferences, rights, powers or duties of the Series A Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Parity Securities if the cumulative distributions payable on outstanding Series A Preferred Units are in arrears; or
•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such holders will be entitled to one vote per unit.

With respect to Series A Preferred Units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Series A Preferred Units are registered, such other person will, in exercising the voting rights in respect of such Series A Preferred Units on any matter, and unless the arrangement between such persons provides otherwise, vote such Series A Preferred Units in favor of, and at the direction of, the person who is the beneficial owner, and we will be entitled to assume it is so acting without further inquiry.

Distributions

General

Holders of Series A Preferred Units are entitled to receive, when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose, cumulative cash monthly distributions.

Distribution Rate

Distributions on the Series A Preferred Units are cumulative from the date of original issue and will be payable monthly in arrears on each Distribution Payment Date (as defined below), when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series A Preferred Units from and including the date of original issue to, but not including, November 1, 2020 (the “Fixed Rate Period”) is 9.00% per annum of the $25.00 liquidation preference per unit (equal to $2.25 per unit per annum). On and after November 1, 2020 (the “Floating Rate Period”), distributions on the Series A Preferred Units will accumulate at an annual floating rate equal to the one-month LIBOR plus a spread of 7.71%.

Unless otherwise determined by our general partner, distributions are deemed to have been paid out of our available cash with respect to the month then ended immediately preceding the month in which distribution payment was made.

LIBOR for each distribution period during the Floating Rate Period is determined by the Calculation Agent (as defined below), as of the applicable Determination Date (as defined below), in accordance with the following provisions:

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the offered quotation to leading banks in the London interbank market for one-month dollar deposits as defined by the British Bankers’ Association (or its successor in such capacity, such as NYSE Euronext Rate Administration Ltd.) and calculated by the Calculation Agent and published, as such rate appears: (i) on the Reuters Monitor Money Rates Service Page LIBOR01 (as defined below) (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Determination Date;

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if no such rate is so published, then the rate for such Determination Date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for one-month dollar deposits quoted to the Calculation Agent as of 11:00 a.m., London time, on such Determination Date, it being understood that at least two such quotes must have been so provided to the Calculation Agent; or

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if LIBOR cannot be determined on such Determination Date using the foregoing methods, then the LIBOR for the relevant distribution period shall be the LIBOR as determined using the foregoing methods for the first day before such Determination Date on which LIBOR can be so determined.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Calculation Agent” means U.S. Bank National Association, or any other firm appointed by us as the “Calculation Agent” for the Series A Preferred Units. “Determination Date” means the second London Business Day (as defined below) immediately preceding the applicable distribution period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Monitor Money Rates Service Page LIBOR01” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

Distribution Payment Dates

The “Distribution Payment Dates” for the Series A Preferred Units are on the 15th day of each month. Such distributions are paid to the holders of record as of the close of business on the last business day of the month preceding the applicable Distribution Payment Date. Distributions are cumulative and accumulate at the applicable distribution rate in each distribution period from and including the initial issue date or the first day of the following month, as the case may be, to and including the last day of that month until such time as we pay the distribution, convert all of the outstanding Series A Preferred Units as described under “Change of Control — Change of Control Rights” or redeem all of the outstanding Series A Preferred Units as described under Redemption — Optional Redemption” and “Change of Control — Redemption upon a Change of Control,” whether or not such distributions have been declared. Distributions accumulate on the amount of distributions in arrears at the applicable distribution rate. If any Distribution Payment Date during the Fixed Rate Period otherwise falls on a day that is not a Business Day, declared distributions are paid on the immediately succeeding Business Day without the accumulation of additional distributions. If any Distribution Payment Date during the Floating Rate Period otherwise falls on a day that is not a Business Day, declared distributions are paid on the immediately succeeding Business Day without the accumulation of additional distributions, unless that day falls in the next calendar month, in which case the Distribution Payment Date is the immediately preceding Business Day. Distributions on the Series A Preferred Units for any distribution period in the Fixed Rate Period are payable based on a 360-day year consisting of twelve 30-day months, with the result that the amount of the distribution for each distribution period (other than the initial such period) equals $0.1875 per unit. Distributions on the Series A Preferred Units for any distribution period in the Floating Rate Period are payable based on the actual number of days in a distribution period and a 360-day year.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we pay monthly distributions, if any, on the Series A Preferred Units that have been declared by the board of directors of our general partner to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Transfer Agent on the applicable record date. The record date is as of the close of the national securities exchange on which the Series A Preferred Units are listed or admitted to trading on the last Business Day of each month immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date is such date as may be designated by the board of directors of our general partner in accordance with our Partnership Agreement.

So long as the Series A Preferred Units are held of record by the nominee of the Depositary, declared distributions are paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary credits accounts of its participants in accordance with the Depositary’s normal procedures. The participants are responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods. Accumulated distributions in arrears for any past distribution period may be declared by the board of directors of our general partner and paid on any date fixed by the board of directors of our general partner, whether or not a Distribution Payment Date, to holders of the Series A Preferred Units on the record date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any Parity Securities are paid, any partial payment is made pro rata with respect to the Series A Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series A Preferred Units and Parity Securities at such time. Holders of the Series A Preferred Units are not entitled to any distribution, whether payable in cash, property or partnership securities, in excess of full cumulative distributions. Except insofar as interest or sum of money in lieu of interest is payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units.

Redemption

Optional Redemption

At any time on or after November 1, 2020, we may redeem the Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose, by paying $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such redemption by the Partnership will be subject to compliance with the provisions of our senior secured credit facility, the indentures governing our outstanding senior notes and any other agreements governing our future or existing outstanding indebtedness.

We (or a third party with our prior written consent) may also redeem the Series A Preferred Units under the terms set forth under “Change of Control — Redemption upon a Change of Control.”

Redemption Procedures

We or, in the case of a redemption described under “Change of Control — Redemption upon a Change of Control,” a third party with our prior written consent (such third party or us, as applicable, the “Redeeming Party”) will give written notice of its election to redeem Series A Preferred Units as set forth above under “— Optional Redemption” or “Change of Control — Redemption upon a Change of Control” not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) on our unit transfer books maintained by the Transfer Agent at the address of such holders shown therein. Such notice will state: (i) the redemption date, (ii) the number of Series A Preferred Units to be redeemed and, if fewer than all outstanding Series A Preferred Units are to be redeemed, the number (and, in the case of Series A Preferred Units in certificated form, the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series A Preferred Units in certificated form are to be redeemed and will be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

The Redeeming Party may give such notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving such notice. The date of redemption may be on the date of the Change of Control, and any such redemption may be made simultaneously with the Change of Control.

If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of units to be redeemed will be determined by the Redeeming Party, and such units will be redeemed by such method of selection as the Depositary (or, in the case of any certificated units, our general partner) determines, either pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units are held of record by the nominee of the Depositary, the Redeeming Party will give notice, or cause notice to be given, to the Depositary of the number of Series A Preferred Units to be redeemed, and the Depositary will determine the number of Series A Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units for its own account). A participant may determine to redeem Series A Preferred Units from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units from the accounts of other beneficial owners. The Series A Preferred Units not redeemed will remain outstanding and entitled to all the rights and preferences of Series A Preferred Units under our Partnership Agreement.

So long as the Series A Preferred Units are held of record by the nominee of the Depositary, the redemption price will be paid by the Paying Agent to the Depositary on the redemption date. The Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If the Redeeming Party gives a notice of redemption, then the Redeeming Party will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which notice has been given no later than 10:00 a.m., New York City time, on the date fixed for redemption, and the Redeeming Party will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Depositary or its nominee) of the certificates therefor. If notice of redemption has been given, then from and after the date fixed for redemption, unless the Redeeming Party defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such Series A Preferred Units with respect to such Series A Preferred Units will cease, except the right to receive the redemption price, plus an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared, and such Series A Preferred Units may not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever.

The Redeeming Party will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent by the Redeeming Party for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, will be, to the extent permitted by law, repaid to us upon the Redeeming Party’s written request, after which repayment the holders of Series A Preferred Units entitled to such redemption or other payment will have recourse only to the Redeeming Party.

If only a portion of the Series A Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, plus all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by the Redeeming Party with the Paying Agent.

We and our affiliates may from time to time purchase Series A Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preferred Units. Any Series A Preferred Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series A Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods.

Amendment of the Partnership Agreement

General

Amendments to our Partnership Agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units (as defined in the Partnership Agreement) required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our Partnership Agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;
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a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our operating subsidiary nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year and related changes;
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an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;
•	any amendment expressly permitted in our Partnership Agreement to be made by our general partner acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;
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any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Partnership Agreement;

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conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;
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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our Partnership Agreement; or

•	are required to effect the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

Opinion of Counsel and Unitholder Approval.

For amendments of the type not requiring limited partner approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No amendments to our Partnership Agreement other than those described above under “— No Unitholder Approval” will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in us in relation to other classes of partnership interests in us will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding partnership interests constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our Partnership Agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our Partnership Agreement, each of our partnership securities will be an identical partnership security of us following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in our Partnership Agreement. The holders of the Series A Preferred Units are not entitled to dissenters’ rights of appraisal under our Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without first obtaining approval of any holder of the Series A Preferred Units by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our Partnership Agreement. Notwithstanding the information above, our general partner may withdraw without approval of the holders of the Series A Preferred Units upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, our Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the holders of the Series A Preferred Units.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our Partnership Agreement also provides that, if our general partner is removed as our general partner in accordance with our Partnership Agreement and under circumstances where cause does not exist, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Change of Management Provisions

Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership securities, that person or group loses voting rights on all of its partnership securities. This loss of voting rights does not apply to any person or group that acquires the partnership securities from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the partnership securities with the prior approval of the board of directors of our general partner.

Our Partnership Agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal our general partner will have the right to convert its general partner units into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

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the highest price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price for any limited partner interests of the class purchased as of the date three days before the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by such limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

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information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

No Sinking Fund

The Series A Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.